Exhibit 99a

PRESS RELEASE DATED APRIL 28, 2003

DATE - April 28, 2003

Touch America Holdings Acts On Preferred Dividend; Delays Annual Meeting

Butte, Montana - Touch America Holdings, Inc. announced today that its Board of Directors determined not to declare a dividend for the quarter ended April 30, 2003, on its Preferred Stock, $6.875 Series. The decision was based on liquidity issues facing the Company.

The Company also announced it is delaying its June 10, 2003 annual meeting. A new date has not yet been selected.

About Touch America

Touch America, Inc. is a broadband fiber-optic network and product and services telecommunications company, providing customized voice, data and video transport, as well as Internet services, to wholesale and business customers. The company provides the latest in IP, ATM and Frame Relay protocols and private line services for transporting information with speed, privacy and convenience. Touch America has approximately 400 employees in 14 states and the District of Columbia. Touch America, Inc. is the telecommunications operating subsidiary of Touch America Holdings, Inc. More information can be found at www.tamerica.com.

Forward-looking information is subject to risk and uncertainty. Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.